UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 8, 2008

ALDILA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21872	13-3645590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14145 Danielson St., Ste. B, Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 513-1801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION Certain statements made in this Form 8-K, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Forms 10-Q and 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

Aldila, Inc. announced on Monday, February 11, 2008 that it had entered into a material definitive agreement on Friday, February 8, 2008 when it signed a Credit and Security Agreement (the “Credit Agreement”) with Key Bank of Ohio.

This Credit Facility allows Aldila to borrow up to a total of $15,000,000 from time to time during the next five years.  The facility is secured by substantially all of the assets of Aldila, Inc., including its intellectual property and stock in its operating subsidiaries. Aldila, Inc., is required to meet certain financial covenants during the time the Credit Facility is outstanding, including a minimum cash-on-hand balance of $5,000,000 and certain minimum financial ratios. The obligations of Aldila, Inc. are guaranteed by Aldila, Inc.’s wholly owned subsidiary, Aldila Golf Corp.  Aldila Golf Corp.’s obligations are secured by substantially all if its assets, including intellectual property and 65% of the stock in its foreign subsidiaries.

The Credit Facility is divided into two loans – a Term Loan and a Revolving Loan.  The maximum borrowing allowed under the Term Loan is $5,000,000.  Upon the signing of the Credit Facility Aldila, Inc. borrowed the maximum $5,000,000 under the Term Loan.  The maximum borrowing allowed under the Revolving Loan is $10,000,000.

Aldila has the option of electing either a “Base Rate” or a “Eurodollar Rate” for all or part of each of these loans.  The Base Rate will be the greater of the prime rate or one-half of one percent over the Federal Funds Effective Rate as announced from time to time by the Federal Reserve Bank of New York. The Eurodollar Rate will be the LIBOR rate for dollar denominated loans as announced from time to time.  Aldila, Inc. may convert a Base Rate Loan into a Eurodollar Loan and vice versa, on the terms and conditions set forth in the Credit Agreement.  Aldila, Inc. will pay a monthly commitment fee of ¼% of the amount of the $15,000,000 total facility which it has not drawn against.

Repayment of borrowings under the facility will commence March 1, 2008.  The Term Loan(s) may be repaid $83,333 per month and may be prepaid in whole or in part at any time without penalty.  The Eurodollar Loan(s) will commence, and repayment of principal shall be due at the end of, a “Commitment Period” as elected from time to time by Aldila, Inc. on the terms and conditions set forth in the Credit Agreement.  During the time a Eurodollar Loan is outstanding Aldila, Inc. will make monthly payments of the interest accrued on the unpaid principal of such loans.  All outstanding amounts of principal and interest under the Term Loans or the Revolving Loans are due and payable on February 7, 2013.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement and the material agreements attached thereto and referenced therein.  A copy of the Credit Agreement and the material agreements attached thereto and referenced therein will be filed as exhibits to Aldila, Inc.’s Annual Report on Form 10-K.

Item 7.01 Regulation FD Disclosure.

Aldila, Inc. announced on Monday, February 11, 2008 that its Board of Directors had declared a special dividend of $5.00 per common share to be paid on March 10, 2008 to shareholders of record as of February 25, 2008 using the proceeds of the previously announced sale of its interest in Carbon Fiber Technology, LLC and a portion of the amounts borrowed under the $15,000,000 Credit Facility with Key Bank (discussed above under Item 1.01).  The same press release also announced the signing of the Credit Facility.

A copy of the press release announcing the special dividend and the signing of the Credit Facility is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 11, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDILA, INC.

Dated:	February 11, 2008	By: /s/ Robert J. Cierzan

Name: Robert J. Cierzan
Title: Vice President, Secretary and Treasurer